DEBENTURE ASSUMPTION AND CONVERSION AGREEMENT


     THIS DEBENTURE ASSUMPTION AND CONVERSION AGREEMENT, dated as of February ____, 1996 (the "Agreement"), is made by and between TESORO PETROLEUM CORPORATION, a Delaware corporation ("Parent"), COASTWIDE ENERGY SERVICES, INC., a Delaware corporation ("Company"), and CNRG ACQUISITION CORPORATION, a Delaware corporation ("Sub") and wholly owned subsidiary of the Parent.

     WHEREAS, the Company has executed in favor of the holders of its 8% Convertible Subordinated Debentures due July 1, 2004 (the "Debentures") promising to pay the holders ("Debenture Holders") an aggregate amount of FOUR MILLION TWO HUNDRED SEVENTY THOUSAND AND 00/100 DOLLARS ($4,270,000.00), together with interest thereon and in accordance with the provision thereof;

     WHEREAS, the respective Board of Directors of Parent, Sub and Company have approved a merger of the Company into Sub upon terms and conditions contained in an Agreement and Plan of Merger dated as of November 20, 1995 (the "Merger Agreement") by and among the Parent, the Sub and the Company, which calls for each share of outstanding Company common stock, $.01 par value per share ("Company Common Stock") to become the right to receive $2.55 and .41 share of Tesoro Common Stock, $.16 2/3 per share (plus cash in lieu of any fractional share) (the "Merger Consideration");

     WHEREAS, pursuant to the Section 2.2(h) of the Merger Agreement, at the Effective Time of the Merger (as that term is defined in the Merger Agreement)
(i) Sub shall assume the Debentures which will remain outstanding, and (ii) the holders of the Debentures shall have the right to convert such Debentures into such number of shares of Parent Shares (as that term is defined in the Merger Agreement) and such amount of cash received by a holder of the number of shares of Company Common Stock into which such Debentures might have been converted immediately prior to the Merger;

     NOW, THEREFORE, it is hereby agreed:

1. Conversion Rights under the Debenture. Except as the rights of the original payee of the Debenture and each registered holder of the Debenture to convert the Debenture into shares of Company Common Stock pursuant to the terms of the Debenture ("Conversion Rights") may otherwise be adjusted as provided herein, the Conversion Rights are subject to all the terms and conditions included in the original grant thereof.

2.   Assignment, Assumption and Conversion.

     (a) As of the Effective Time of the Merger, Sub hereby agrees to assume, and does assume, all the obligations of the Company under the Debentures.

     (b) Parent and Sub agree that from and after the Effective Time of the Merger, each Debenture Holder (except for the Company or any wholly-owned subsidiary of the Company, or the Parent, Sub or any wholly-owned subsidiary of Parent or Sub) shall have the right to convert the Debenture into such number of Parent Shares and such amount of cash as received by a holder of the number of shares of Company Common Stock into which such Debenture might have been converted immediately prior to the Merger. The Parent agrees that it will at all times reserve and keep available out of the aggregate of its authorized but unissued Common Stock, the full number of shares of Common Stock then deliverable upon the conversion of the outstanding principal amount of the Debentures, and that it will provide such shares of Common Stock to Sub to allow Sub to fulfill its obligation to a Debenture Holder at such time as such Debenture Holder exercises its Conversion Rights pursuant to the Debenture.


3. Notice. The Company agrees that at the Effective Time of the Merger it shall give written notice of the adjustment of the Conversion Price pursuant to
Section 3(b) above, by first class mail, postage prepaid, addressed to each Debenture Holder at the address of such Debenture Holder as shown on the books of the Company, which notice shall state (i) the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the Conversion Rights, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based; (ii) the address to which the Debenture should be delivered for transfer and conversion; and (iii) the address to which any notice, communication, offer, acceptance request, consent, approval, reply, payment or advice in the Debenture provided or permit to be given shall be sent as provided in Section 9(c) of the Debenture.


4. Further Amendments. Any and all of the terms and conditions of the Dentures are hereby amended and modified wherever necessary, even though not specifically addressed herein, so as to conform to the amendments and modifications contained in this Agreement.


     IN WITNESS WHEREOF, Parent, Sub, and the Company have caused this agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                TESORO PETROLEUM CORPORATION


                                By: ________________________________
                                Name: ______________________________
                                Title: _____________________________


                                      -2-


                                COASTWIDE ENERGY SERVICES, INC.


                                By: ________________________________
                                Name: ______________________________
                                Title: _____________________________


                                CNRG ACQUISITION CORPORATION


                                By: ________________________________
                                Name: ______________________________
                                Title: _____________________________


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